Exhibit 5.2

WOODBURN AND WEDGE
Attorneys and Counselors At Law
Sierra Plaza
6100 Neil Road, Suite 500
Reno, Nevada 89511-1149
Telephone (775) 688-3000
Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

June 30, 2014

Samson Investment Company

Two West Second Street

Tulsa, Oklahoma 74103

Ladies and Gentlemen:

We have acted as special Nevada counsel to Samson Investment Company, a Nevada corporation (the “Company”), in connection with the issuance of $2,250,000 in aggregate principal amount of its 9.750% Senior Notes due 2020 (the “Notes”), under an indenture, dated as of February 8, 2012 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 13, 2014 and as amended on June 30, 2014 (as so amended, the “Registration Statement”). The Notes will be issued in exchange for the Company’s outstanding 9.750% Senior Notes due 2020 issued on February 8, 2012 (the “Old Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

In connection with this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) Registration Statement and Prospectus;

(ii) the Indenture;

Samson Investment Company

June 30, 2014

(iii) the Articles of Incorporation of the Company, as amended and as currently in effect as of the date hereof;

(iv) the Bylaws of the Company, as amended and as currently in effect as of the date hereof;

(v) the resolutions of the Board of Directors of the Company dated January 19, 2012, relating to the issuance and exchange of the Notes, the filing of the Registration Statement and related; and

(vi) Certificate of Existence for the Company dated June 30, 2014, issued by the Secretary of State of Nevada confirming the corporate existence and good standing of the Company as a Nevada corporation.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the practice of law in the State of Nevada and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Nevada to the extent specifically referred to herein.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	the Company is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada; and

2.	the Indenture has been duly authorized and to the extent that Nevada law governs such issues, executed and delivered by the Company.

Samson Investment Company

June 30, 2014

The opinions herein are limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter, or as a result of changes in any of the statutory or decisional law after the date of this opinion letter. This opinion is limited to the effect of the laws of the States of Nevada.

This opinion is being delivered for your use in connection with the filing of the Registration Statement and may be relied upon by the law firm of Simpson Thacher & Bartlett LLP in connection with the opinion to be submitted by such firm in connection the Registration Statement. This opinion may not be quoted or used in whole or in part for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

WOODBURN and WEDGE

/s/ Gregg P. Barnard
Gregg P. Barnard, Esq.